Exhibit 2.4

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEW JERSEY

Caption in Compliance with D.N.J. LBR 9004-2(c)

Mark A. Broude, Esq.
Robert A. Klyman	John W. Weiss (JW 5194)
LATHAM & WATKINS LLP	LATHAM & WATKINS LLP
633 West Fifth Street, Ste 4000	885 Third Avenue, Suite 1000
Los Angeles, CA 90071-2007	New York, NY 10022-4802
Telephone: (213) 485-1234	Telephone: (212) 906-1200
Telecopy: (213) 891-8763	Telecopy: (212) 751-4864
Email: robert.klyman@lw.com	Email: mark.broude@lw.com
john.weiss@lw.com

-and-

Charles A. Stanziale, Jr. (CS 1227)

Jeffrey T. Testa (JT 1127)

SCHWARTZ, TOBIA & STANZIALE

Kip’s Castle, 22 Crestmont Road

Montclair, NJ 07042

Telephone: (973) 746-6000

Telecopy: (973) 655-0699

Email: cstanziale@kipslaw.com

            testa@kipslaw.com

Counsel for Debtors and Debtors in Possession

In Re:	Chapter 11
THCR/LP CORPORATION, et al.,	Case Nos.: 04-46898 (JHW)
through 04-46925 (JHW)
Debtors.	Jointly Administered

Confirmation
Hearing Date: April 5, 2005
10:00 a.m., E.S.T.

STIPULATED CONSENT ORDER AMENDING CONFIRMATION ORDER TO (1) SET THE RECORD DISTRIBUTION DATE AS MARCH 28,

2005 FOR PURPOSES OF THE SECOND AMENDED JOINT PLAN OF

REORGANIZATION OF THCR/LP CORPORATION ET AL. DATED AS OF MARCH

30, 2005, AND (2) SHORTEN THE DISTRIBUTION DATE OF THE ELECTION

FORMS TO HOLDERS OF TAC NOTES AND TCH FIRST PRIORITY NOTES

This Stipulated Consent Order Amending Confirmation Order To (1) Set The Record Distribution Date As March 28, 2005 For Purposes Of The Second Amended Joint Plan Of Reorganization Of THCR/LP Corporation Et Al. Dated

As Of March 30, 2005, And (2) Shorten The Distribution Date Of The Election Forms To Holders Of TAC Notes And TCH First Priority Notes (the “Stipulation”) is entered into by and among (1) THCR/LP Corporation and its debtor affiliates, the above-captioned debtors and debtors in possession (collectively the “Debtors”), (2) the Official Committee of Equity Interest Holders, (3) the TAC Noteholder Committee, (4) the TCH Noteholder Committee, and (5) Donald J. Trump (collectively, the “Parties”), with reference to the following:

A. On March 30, 2005, the Debtors filed the Second Amended Joint Plan of Reorganization Of THCR/LP Corporation Et Al. Dated As Of March 30, 2005 (the “Plan”).

B. On April 5, 2005, the Court held a hearing to consider confirmation of the Plan (the “Confirmation Hearing”). At the Confirmation Hearing, a discussion took place on the court record regarding the date for determining the holders of record entitled to receive a distribution under the Plan on account of a security issued by the Debtors.

C. On April 5, 2005, the Court entered an order confirming the Plan as modified by such order (the “Confirmation Order”). The Confirmation Order changed the New Class A Warrants Record Date (which was specifically defined under the Plan) from February 9, 2005 to March 28, 2005.

D. The Parties inadvertently did not make a corresponding change, from February 9, 2005 to March 28, 2005, to the Record Distribution Date (which applies to holders of TAC Notes, TCH First Priority Notes, TCH Second Priority Notes, Old THCR Common Stock, Old THCR Class B Common Stock and Old THCR Holdings Interests).

E. The Parties have determined that the Record Distribution Date should be changed from February 9, 2005 to March 28, 2005 (i) in accordance with the understanding reached among the Parties at the Confirmation Hearing, and (ii) to facilitate consummation of the transactions required under the Plan by the deadlines set by the Plan.

F. The Parties have agreed that the Record

Distribution Date should be changed in an (1) Amended Order Confirming Second Amended Joint Plan Of Reorganization Of THCR/LP Corporation Et Al. Dated As Of March 30, 2005, And (2) Findings Of Fact And Conclusions Of Law, which is attached to this Stipulation as Exhibit A (the “Amended Order”).

G. The Plan further provides that the Debtors will distribute Election Forms to holders of TAC Notes and TCH First Priority Notes within twenty (20) days prior to the Effective Date (the “Election Form Distribution Date”).

H. The Restructuring Support Agreement provides that the Effective Date of the Plan must occur on or before May 1, 2005. The “closing” of certain major transactions required under the Plan is a condition to the Effective Date.

I. Given that the Debtors are unable to distribute the Election Forms until the correct Record Distribution Date is resolved, the Debtors will be unable to comply with the Election Form Distribution Date and still close the required transactions under the Plan by May 1, 2005.

J. The Parties have agreed that the Court should shorten the Election Form Distribution Date from twenty (20) days prior to the Effective Date to fifteen (15) days prior to the Effective Date as set forth in the Amended Order.

NOW, THEREFORE, THE PARTIES HEREBY STIPULATE AND AGREE AS FOLLOWS:

1. The Court should enter the (1) Amended Order Confirming Second Amended Joint Plan Of Reorganization Of THCR/LP Corporation Et Al. Dated As Of March 30, 2005, And (2) Findings Of Fact And Conclusions Of Law attached to this Stipulation as Exhibit A.

2. The Record Distribution Date, as defined under the Plan, should be changed from February 9, 2005 to March 28, 2005.

3. The date by which the Debtors must distribute Election Forms to holders of TAC Notes and TCH First Priority Notes should be shortened from twenty (20) days prior to the Effective Date to fifteen (15) days prior to the Effective Date.

By:	/s/ Robert A. Klyman
Robert A. Klyman
Of Latham & Watkins LLP
On behalf of the Debtors and Debtors in Possession
Dated: April 8, 2005

By:	/s/ Michael Walsh
Michael Walsh
Of Weil, Gotshal & Manges LLP
On behalf of the TAC Noteholder Committee
Dated: April 8, 2005

By:	/s/ Thomas A. Kreller
Thomas A. Kreller
Of Milbank, Tweed, Hadley & McCloy LLP
On behalf of the TCH Noteholder Committee
Dated: April 8, 2005

By:	/s/ Rachel Strickland
Rachel Strickland
Of Willkie Farr & Gallagher LLP
On behalf of Donald J. Trump
Dated: April 8, 2005

By:	/s/ Frank A. Merola
Frank A. Merola
Of Stutman Treister & Glatt Professional Corporation
On behalf of the Official Committee of Equity Interest Holders
Dated: April 8, 2005

So Ordered

April     , 2005

Honorable Judith H. Wizmur

United States Bankruptcy Judge

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